Exhibit 10.8

EXECUTION COPY

FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED GUARANTY

FIRST AMENDMENT TO AMENDED AND RESTATED LIMITED GUARANTY, dated as of May 28, 2020 (this “Amendment”) and effective as of April 1, 2020 (the “Effective Date”), by and between TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company (“Guarantor”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Repurchase Agreement (as hereinafter defined).

RECITALS

WHEREAS, TPG RE Finance 14, Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”) and Buyer are parties to that certain Master Repurchase and Securities Contract, dated as of March 31, 2017, as amended by that certain Amendment No. 1 to Master Repurchase and Securities Contract, dated May 4, 2018 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”);

WHEREAS, Guarantor guaranteed the obligations of Seller under the Repurchase Agreement and the other Transaction Documents pursuant to that certain Amended and Restated Limited Guaranty, dated as of May 4, 2018 (as heretofore amended, restated, supplemented or otherwise modified, the “Guaranty”), from Guarantor to Buyer; and

WHEREAS, Guarantor and Buyer wish to amend and modify the Guaranty upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor and Buyer hereby agree that the Guaranty shall be amended and modified as follows:

1.    Amendment of Guaranty. Guarantor and Buyer hereby agree that the Guaranty shall be amended and modified with retroactive effect effective as of the Effective Date as follows:

(a)    Section 1 of the Guaranty is hereby amended by inserting the following new definitions in correct alphabetical order:

““CECL Reserve” shall mean, with respect to any Person and as of a particular date, all amounts determined in accordance with GAAP under ASU 2016-13 and recorded on the balance sheet of such Person and its consolidated Subsidiaries as of such date.

“Equity Adjustment” means, with respect to Guarantor and its Subsidiaries on a consolidated basis and as of a particular date, the sum of all CECL Reserves and any loan loss reserves, write-downs, impairments or realized losses taken against the value of any assets of Guarantor or its Subsidiaries from and after April 1, 2020 as of such date; provided, however, in no event shall Equity Adjustment exceed the amount of (a) Total Equity of Guarantor less (b) the product of Total Indebtedness of Guarantor multiplied by twenty-five percent (25%).

“First Amendment Effective Date” means April 1, 2020.

“Total Adjusted Equity” means, with respect to any Person, as of any date of determination, Total Equity of such Person as of such date plus Equity Adjustment for such Person as of such date.”

(b)    Section 1 of the Guaranty is hereby amended by deleting and replacing the definitions of “Tangible Net Worth” and “Total Equity” in their entirety with the following:

““Tangible Net Worth” shall mean, with respect to any Person, as of any date of determination, on a consolidated basis, (a) the total tangible assets of such Person, less (b) the total liabilities of such Person, in each case, on or as of such date and as determined in accordance with GAAP.

“Total Equity” shall mean, as of any date of determination, (a) with respect to any Person, the sum of all shareholder equity of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, and (b) with respect to Guarantor, (i) the sum of all shareholder equity of Guarantor and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, plus (ii) the Class B Preferred Equity issued to PE Holder, L.L.C. by Sponsor pursuant to the Investment Agreement dated as of May 28, 2020, between Sponsor and PE Holder, L.L.C., and held by PE Holder, L.L.C. or its Affiliates, or any assignee or transferee thereof.”

(c)    Section 5(a) of the Guaranty is hereby deleted in its entirety and replaced with the following:

“(a)     Guarantor shall not permit with respect to itself (and its Subsidiaries on a consolidated basis) any of the following to be breached, as determined quarterly on a consolidated basis in conformity with GAAP:

(i)    Total Indebtedness to Total Equity. The ratio of (A) Total Indebtedness to (B) Total Adjusted Equity at any time may not exceed 3.5 to 1.0.

(ii)    EBITDA. As of any date of determination, the ratio of (A) EBITDA for the period of twelve (12) consecutive months ended on such date (if such date is the last day of a fiscal quarter) or the last day of the fiscal quarter most recently ended prior to such date (if such date is not the last day of a fiscal quarter) to (B) Interest Expense for such period to be less than (x) if such date of determination is a date prior to the First Amendment Effective Date or from and after December 2, 2020, 1.5 to 1.0, and (y) if such date of determination is a date from and after the First Amendment Effective Date but prior to December 2, 2020, 1.4 to 1.0.

(iii)    Minimum Liquidity. Liquidity at any time shall not be less than the greater of (i) Ten Million and No/100 Dollars ($10,000,000.00) and (ii) 5% of Guarantor’s Recourse Indebtedness; and

(iv)    Tangible Net Worth. Tangible Net Worth at any time shall not be less than the sum of (x) $1,100,000,000.00, plus (y) seventy-five percent (75%) of the proceeds of all equity issuances (net of underwriting discounts and commissions, and other out-of-pocket expenses related to such equity issuances) made by Guarantor or the Sponsor, without duplication, after the date of the First Amendment.”

2.    Amendment of Transaction Documents. From and after the date hereof, all references in the Repurchase Agreement and the other Transaction Documents to the “Guaranty” shall be deemed to refer to the Guaranty as amended and modified by this Amendment and as same may be further amended, modified and/or restated.

3.    Reaffirmation of Representations and Warranties. Guarantor hereby represents and warrants to Buyer that, as of the date hereof, (i) it has the power to execute, deliver and perform its respective obligations under this Amendment, (ii) this Amendment has been duly executed and delivered by it for good and valuable consideration, and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles, and (iii) neither the execution and delivery of this Amendment, nor the consummation by it of the transactions contemplated by this Amendment, nor compliance by it with the terms, conditions and provisions of this Amendment will conflict with or result in a breach of any of the terms, conditions or provisions of (A) its organizational documents, (B) any contractual obligation to which it is now a party or the rights under which have been assigned to it or the obligations under which have been assumed by it or to which its assets are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, other than pursuant to this Amendment, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (D) any applicable Requirement of Law. Guarantor hereby represents and warrants to Buyer that all of the representations and warranties set forth in Section 11 of the Guaranty remain true and correct in all material respects as of the date hereof.

4.    Counterparts. This Amendment may be executed by each of the parties hereto in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or executed via DocuSign by facsimile or email transmission shall be effective as delivery of a manually executed original counterpart thereof.

5.    GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

6.    Expenses. Seller hereby acknowledges and agrees that Seller shall be responsible for all reasonable out-of-pocket costs and expenses of Buyer in connection with documenting and consummating the modifications contemplated by this Amendment, including, but not limited to, the reasonable fees and expenses of Buyer’s external legal counsel.

7.    Reaffirmation of Guaranty. Guarantor acknowledges and agrees that, except as modified hereby, the Guaranty remains unmodified and in full force and effect and enforceable in accordance with its terms, including, for the avoidance of doubt, Section 5(d) of the Guaranty.

8.    Repurchase Agreement, Guaranty and Transaction Documents in Full Force and Effect. Except as expressly amended hereby, Seller and Guarantor acknowledge and agree that all of the terms, covenants and conditions of the Repurchase Agreement and the Transaction Documents remain unmodified and in full force and effect and are hereby ratified and confirmed in all respects.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BUYER:

U.S. BANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Thomas R. Salmen
Name:	Thomas R. Salmen
Title:	Senior Vice President

[Signature Page to First Amendment to Amended and Restated Limited Guaranty]

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President

Acknowledged and Agreed as of the date first set forth above:

SELLER:

TPG RE FINANCE 14, LTD.,
an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President

[Signature Page to First Amendment to Amended and Restated Limited Guaranty]